EXHIBIT 99.1

FISCAL YEAR 2003 THIRD QUARTER AND YEAR-TO-DATE EARNINGS

For Immediate Release
Contact:	J. D. Wessling
Cascade Natural Gas Corporation
206/624-3900

July 18, 2003 [Seattle] — Cascade Natural Gas Corporation (NYSE: CGC) reported a loss of $2.0 million, or $0.18 per share for the 2003 fiscal third quarter, compared to a $2.5 million loss, or $0.22 per share for the third quarter ended June 30, 2002. The 2003 reported loss was impacted by a before-tax charge of $1.5 million related to freezing retirement plans. Fiscal year 2002 was affected by a $2.8 million before-tax charge related to the cancellation of a gas supply contract. Year-to-date earnings were $11.5 million, or $1.04 per share compared to $13.3 million, or $1.20 per share for the nine months ended June 30, 2002.

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Operating margins (revenue minus gas costs and revenue taxes) were up $3.1 million for the quarterly comparison. A major factor in the comparison was the $2.8 million 2002 third quarter charge stemming from the cancellation of a gas supply contract with Enron. Year-to-date operating margins, excluding Enron cancellation charges, are lower than the prior year by $1.8 million. The decline is primarily due to lower residential and commercial consumption attributable, in large part, to the warm winter weather.

During the fiscal 2003 third quarter, Cascade reached a settlement with Enron that fully resolved all claims and resulted in a satisfactory outcome for Cascade.

Total Cost of Operations increased $2.4 million for the quarter.  The primary reasons for the increase were:

•                  In order to reduce and control future benefit costs Cascade implemented significant changes to its benefit plans.  One of those changes, freezing pension benefits for all salaried employees under the Company’s defined benefit plan and supplementary executive retirement plan, required a $1.5 million charge to operating costs to recognize unamortized prior plan enhancements.  Along with phased changes to the 401(k) and medical plans for salaried employees and to the retiree medical plan, the pension plan amendments are expected to reduce benefits expense beginning in the fourth quarter.

•                  Consulting expense increased approximately $650,000 primarily attributable to the benefits changes study and a project to prepare the Company for compliance with certain new S.E.C. internal control documentation and reporting requirements.

•                  Depreciation expense and property taxes were up a total of $240,000, tracking increases in assets.

Year-to-date total Cost of Operations increased $2.7 million.

Third quarter net capital expenditures were $6.1 million and year-to-date expenditures were $16.8 million out of total expected expenditures for the fiscal year of $30 million. Expected expenditures are higher than the original budget of $24.5 million due to an automated meter reading (AMR) project with expected expenditures of $15 million over the next two years. The project has an attractive return resulting from planned reductions in meter reading expense that will be fully phased in by the 2nd quarter of fiscal year 2005.

Given lower than expected electric generation revenue to date, we expect full fiscal year earnings to be at the lower end of the $0.80 to $0.90 guidance previously released. With Cascade’s sound fundamentals, changes to reduce benefits expense, the AMR project implementation, and given weather closer to average, management currently projects fiscal 2004 earnings of $1.30 to $1.40 per share.

The Company previously announced its declaration of a $0.24 per share quarterly dividend on common stock, payable August 15, 2003 to shareholders of record at the close of business August 1, 2003.

Cascade Natural Gas Corporation is a local distribution company providing natural gas service to approximately 209,000 customers in the states of Washington and Oregon.

Statements contained in this report that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause actual future results to differ materially. Such risks and uncertainties with respect to the Company include, among others, its ability to successfully implement internal performance goals, competition from alternative forms of energy, consolidation in the energy industry, the failure or inability of key natural gas suppliers to honor their commitments, the capital-intensive nature of the Company’s business, regulatory issues, including the need for adequate and timely rate relief to recover increased capital and operating costs resulting from customer growth and to sustain dividend levels, the weather, increasing competition brought on by deregulation initiatives at the federal and state regulatory levels, the potential loss of large volume industrial customers due to “bypass” or the shift by such customers to special competitive contracts at lower per unit margins, exposure to environmental cleanup requirements, and economic conditions, particularly in the Company’s service area.

Cascade Natural Gas Corporation

Financial Highlights - (Thousands, except per share amounts)

Third Quarter Fiscal 2003

	Fiscal Year 2003					Fiscal Year 2002
	Three Months Ended				Year-to Date Jun 30	Three Months Ended				Year Ended Sep 30	Year-to Date Jun 30

	Dec 31	Mar 31	Jun 30	Sep 30		Dec 31	Mar 31	Jun 30	Sep 30

Revenues	$100,496	$109,286	$53,793		$263,575	$102,761	$122,361	$56,815	$39,041	$320,978	$281,938
Operating Margin	29,509	29,647	17,328		76,484	28,643	33,456	14,253	14,150	90,502	76,352
Cost of Operations	15,789	15,749	17,249		48,787	15,911	15,282	14,890	15,256	61,339	46,082

Operating Income (Loss)	13,720	13,898	79	0	27,697	12,732	18,174	(637)	(1,106)	29,163	30,270
Interest and Other	3,199	3,112	3,197		9,508	2,901	3,247	3,224	3,248	12,620	9,372
Income Taxes	3,840	3,937	(1,138)		6,639	3,588	5,448	(1,409)	(1,846)	5,781	7,628

Net Income (Loss)	$6,681	$6,849	$(1,980)	$—	$11,550	$6,243	$9,479	$(2,452)	$(2,508)	$10,762	$13,270

Common Shares Outstanding:
End of Period	11,045	11,071	11,101		11,101	11,045	11,045	11,045	11,045	11,045	11,045
Average	11,045	11,057	11,086		11,063	11,045	11,045	11,045	11,045	11,045	11,045

Earnings (Loss) Per Share
Basic	$0.61	$0.62	$(0.18)		$1.04	$0.57	$0.86	$(0.22)	$(0.23)	$0.97	$1.20
Diluted	$0.60	$0.62	$(0.18)		$1.04	$0.56	$0.86	$(0.22)	$(0.23)	$0.97	$1.20

Dividends Paid per share	$0.24	$0.24	$0.24		$0.72	$0.24	$0.24	$0.24	$0.24	$0.96	$0.72

Capital Expenditures (net)	$5,524	$5,254	$6,063		$16,841	$4,557	$5,240	$4,422	$6,515	$20,734	$14,219

Book Value Per Share	$10.70	$11.10	$10.70		$10.70	$11.34	$11.96	$11.49	$10.38	$10.38	$11.49

Market Closing Price	$20.00	$19.40	$19.10		$19.10	$22.05	$21.22	$20.90	$19.70	$19.70	$20.90

Active Customers (End of Period)	207	209	207		207	199	201	198	198	198	198

Gas Deliveries (Therms):
Residential & Commercial	79,638	84,967	37,465		202,070	79,413	98,714	36,655	21,709	236,491	214,782
Industrial & Other	260,369	252,025	176,667		689,061	303,130	285,692	160,047	216,036	964,905	748,869

Degree Days
Normal	2,042	2,272	871		5,185	2,136	2,282	872	220	5,510	5,290
Actual	2,027	2,049	826		4,902	2,038	2,351	840	226	5,455	5,229

Colder (warmer) than 5-year avg.	(1)%	(10)%	(5)%		(5)%	(5)%	3%	(4)%	3%	(1)%	(1)%